PRESS RELEASE     Exhibit 99.1
_________________________________________________________________________________

joanne freiberger, CPA, CTP
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

brian prenoveau, CFA
DIRECTOR, INVESTOR RELATIONS
bprenoveau@masonite.com
813.371.5839

Masonite International Corporation Reports 2017 Third Quarter Financial Results

(Tampa, FL, November 7, 2017) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three and nine months ended October 1, 2017.

Executive Summary - 3Q17 versus 3Q16

•	Net sales increased 6% to $518 million versus $490 million. Excluding foreign exchange, net sales increased 5%.

•	Net income attributable to Masonite decreased to $29 million versus $32 million.

•	Diluted earnings per share decreased to $1.00 from $1.03. Adjusted earnings per share* increased to $1.00 versus $0.89.

•	Adjusted EBITDA* increased 7% to $70 million versus $65 million.

•	Repurchased 1,155,713 shares of stock in the third quarter for approximately $72 million.

“We are encouraged by the improved volume trend and operational recovery in our business.  While the third quarter began with weak margins as we worked through higher cost inventory, they steadily improved each month,” said Fred Lynch, President and CEO. “With our manufacturing productivity back on track to levels we anticipated, we expect margin growth to resume, particularly in 2018 and beyond.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

masonite.com

Third Quarter 2017 Discussion
Net sales increased 6% to $518 million in the third quarter of 2017, from $490 million in the comparable period of 2016. The increase in net sales was a result of a 3% increase in volume, due primarily to higher volumes in our North American Residential and Europe segments, a 2% increase in average unit price and a 1% benefit from foreign exchange.

•
North American Residential net sales were $364 million, an 8% increase over the third quarter of 2016, driven by a 5% increase in volume, a 1% increase in average unit price, and a 1% benefit from foreign exchange related to the Canadian dollar.

•
Europe net sales were $75 million, a 7% increase from the third quarter of 2016, due to 6% increase in volume. A 1% increase in AUP was essentially offset by a 1% decrease in the sale of component products.

•
Architectural net sales were $74 million, a 4% decrease from the third quarter of 2016, driven by an 8% decline in sales volume which was partially offset by a 4% increase in average unit price and higher components sales. Sales volume was down due to higher production backlogs resulting primarily from the transition of products from the Algoma, Wisconsin, plant to other sites.

Total company gross profit was essentially flat at $104 million in the third quarter of 2017 compared to the third quarter of 2016. Gross profit margin decreased 110 basis points to 20.1%, due primarily to higher materials costs and distribution inefficiencies related to maintaining customer service levels.

Selling, general and administrative expenses (SG&A) of $59 million were down $4 million, or 7%, compared to the third quarter of 2016. The decline in SG&A was driven by an $8 million decrease in personnel costs, primarily due to a reduction in our incentive pay accrual. This decrease was partially offset by a $2 million increase in marketing costs and $1 million of professional fees. SG&A as a percentage of net sales was 11.4%, a 150 basis point improvement compared to the third quarter of 2016.

Net income attributable to Masonite decreased $3 million to $29 million in the third quarter of 2017. The third quarter of 2016 benefited from a $5 million gain related to the sale of Masonite Africa Limited. Adjusted EBITDA* increased 7% to $70 million in the third quarter of 2017 from $65 million in the third quarter of 2016.

Diluted earnings per share were $1.00 in the third quarter of 2017 compared to $1.03 in the comparable 2016 period. Diluted adjusted earnings per share* were $1.00 in the third quarter of 2017 compared to $0.89 in the comparable 2016 period.

Masonite repurchased 1,155,713 shares of stock in the third quarter for $72 million, at an average price of $62.28.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Year to Date 2017 Discussion
Net sales increased 2% to $1,524 million in the first nine months of 2017, from $1,493 million in the comparable period of 2016. Average unit price increased by 2% and volume increased 1%, partially offset by a 1% headwind from foreign exchange.

•	North American Residential net sales were $1,070 million, a 6% increase over the first nine months of 2016, driven primarily by a 3% increase in sales volume and a 2% increase in average unit price.

•	Europe net sales were $219 million, a 6% decrease over the first nine months of 2016, due to 7% of negative foreign exchange. Average unit price and volume both increased by 1%.

•
Architectural net sales were $219 million, a 4% decrease over the first nine months of 2016, driven by a 9% decline in sales volume, partially offset by a 4% increase in average unit price and higher components sales.

Total company gross profit decreased 2% to $307 million in the first nine months of 2017, from $313 million in the first nine months of 2016. Gross profit margin decreased 90 basis points to 20.1%, due to operational inefficiencies primarily in the North American Residential segment.

Selling, general and administrative expenses (SG&A) of $187 million were down $10 million compared to the first nine months of 2016. The decrease was driven by a $12 million decrease in personnel costs, primarily due to a reduction in our incentive pay accrual, a $3 million reduction of non-cash items in SG&A expenses, including share based compensation and favorable foreign exchange impacts of $2 million. The decreases were partially offset by a $4 million increase in marketing costs and $3 million of other increases. SG&A as a percentage of net sales was 12.3%, a 90 basis point improvement from the first nine months of 2016.

Net income attributable to Masonite decreased $3 million to $80 million in the first nine months of 2017. Adjusted EBITDA* decreased $1 million to $191 million for the first nine months of 2017, from $192 million in the comparable 2016 period.

Diluted earnings per share were $2.65 in the first nine months of 2017 compared to $2.66 in the comparable 2016 period. Diluted adjusted earnings per share* were $2.66 in the first nine months of 2017 versus $2.47 in the comparable 2016 period.

Masonite repurchased 1,654,628 shares of stock in the first nine months for $110 million, at an average price of $66.40.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on November 8, 2017. The live audio webcast will begin at 9:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q3'17 Earnings Webcast.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through November 22, 2017. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13672286.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in 65 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our 2017 outlook or long term growth framework, housing and other markets, and the effects of our strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, our ability to successfully implement our business strategy; general economic, market and business conditions, including foreign exchange rate fluctuation and inflation; levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity; the United Kingdom's formal trigger of the two year process for its exit from the European Union and related negotiations; competition; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our ABL Facility; labor relations (i.e., disruptions, strikes or work stoppages), labor

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

costs and availability of labor; increases in the costs of raw materials or any shortage in supplies; our ability to keep pace with technological developments; the actions taken by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; the ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; and limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income (loss) attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indenture governing the 2023 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment transfers are negotiated on an arm’s length basis, using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated. We are not providing a quantitative reconciliation of our Adjusted EBITDA outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less asset impairment charges, loss (gain) on disposal of subsidiaries and loss on extinguishment of debt, net of related tax expense (benefit). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
Third quarter 2016 net sales	$337.7	$70.0	$76.6	$5.3	$489.6
Volume*	18.5	4.2	(6.5)	(0.5)	15.7	3.2%
Average unit price	4.4	0.7	2.9	—	8.0	1.6%
Components and other	(0.1)	(0.5)	0.3	0.2	(0.1)	—%
Foreign exchange	3.7	0.4	0.3	(0.1)	4.3	0.9%
Third quarter 2017 net sales	$364.2	$74.8	$73.6	$4.9	$517.5
Year over year growth, net sales	7.8%	6.9%	(3.9)%	(7.5)%	5.7%

Third quarter 2016 Adjusted EBITDA	$55.6	$7.9	$7.2	$(5.7)	$65.1
Third quarter 2017 Adjusted EBITDA	50.1	8.2	8.7	2.7	69.7
Year over year growth, Adjusted EBITDA	(9.9)%	3.8%	20.8%	nm	7.1%

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
Year to date 2016 net sales	$1,014.6	$232.8	$227.7	$17.7	$1,492.9
Volume*	31.1	2.5	(20.1)	0.1	13.6	0.9%
Average unit price	24.4	3.0	9.4	—	36.8	2.5%
Components and other	(1.1)	(2.4)	1.7	(0.8)	(2.7)	(0.2)%
Foreign exchange	1.1	(17.3)	0.2	(0.2)	(16.2)	(1.1)%
Year to date 2017 net sales	$1,070.1	$218.6	$218.9	$16.8	$1,524.4
Year over year growth, net sales	5.5%	(6.1)%	(3.9)%	(5.1)%	2.1%

Year to date 2016 Adjusted EBITDA	$162.7	$30.9	$19.3	$(21.0)	$191.9
Year to date 2017 Adjusted EBITDA	149.7	24.8	21.4	(4.8)	191.1
Year over year growth, Adjusted EBITDA	(8.0)%	(19.7)%	10.9%	nm	(0.4)%

(*) Includes the incremental impact of acquisitions and dispositions.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Net sales	$517,503	$489,647	$1,524,425	$1,492,937
Cost of goods sold	413,517	385,845	1,217,556	1,179,786
Gross profit	103,986	103,802	306,869	313,151
Gross profit as a % of net sales	20.1%	21.2%	20.1%	21.0%

Selling, general and administration expenses	58,798	63,017	187,247	196,876
Selling, general and administration expenses as a % of net sales	11.4%	12.9%	12.3%	13.2%

Restructuring costs, net	1,393	215	986	131
Loss (gain) on disposal of subsidiaries	—	(5,144)	212	(6,575)
Operating income (loss)	43,795	45,714	118,424	122,719
Interest expense (income), net	7,213	6,985	21,349	21,150
Other expense (income), net	(186)	(1,199)	(457)	(1,214)
Income (loss) from continuing operations before income tax expense (benefit)	36,768	39,928	97,532	102,783
Income tax expense (benefit)	5,989	6,526	13,242	15,591
Income (loss) from continuing operations	30,779	33,402	84,290	87,192
Income (loss) from discontinued operations, net of tax	(139)	(236)	(518)	(608)
Net income (loss)	30,640	33,166	83,772	86,584
Less: net income (loss) attributable to non-controlling interest	1,162	1,157	3,845	3,392
Net income (loss) attributable to Masonite	$29,478	$32,009	$79,927	$83,192

Earnings (loss) per common share attributable to Masonite:
Basic	$1.01	$1.05	$2.70	$2.73
Diluted	$1.00	$1.03	$2.65	$2.66

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$1.02	$1.06	$2.72	$2.75
Diluted	$1.00	$1.03	$2.67	$2.68

Shares used in computing basic earnings per share	29,086,174	30,416,648	29,579,076	30,496,404
Shares used in computing diluted earnings per share	29,574,793	31,173,776	30,136,303	31,257,009

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	October 1, 2017	January 1, 2017
Current assets:
Cash and cash equivalents	$151,031	$71,714
Restricted cash	11,895	12,196
Accounts receivable, net	291,622	242,197
Inventories, net	252,105	225,940
Prepaid expenses	27,273	24,291
Income taxes receivable	1,702	2,399
Total current assets	735,628	578,737
Property, plant and equipment, net	557,773	542,088
Investment in equity investees	10,595	9,302
Goodwill	132,205	129,286
Intangible assets, net	182,808	190,154
Long-term deferred income taxes	9,385	9,478
Other assets, net	21,871	16,816
Total assets	$1,650,265	$1,475,861

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$110,987	$96,178
Accrued expenses	123,652	133,799
Income taxes payable	959	1,201
Total current liabilities	235,598	231,178
Long-term debt	625,799	470,745
Long-term deferred income taxes	80,607	70,423
Other liabilities	37,501	43,739
Total liabilities	979,505	816,085
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 28,461,124 and 29,774,784 shares issued and outstanding as of October 1, 2017, and January 1, 2017, respectively	626,679	650,007
Additional paid-in capital	225,671	234,926
Accumulated deficit	(83,010)	(89,063)
Accumulated other comprehensive income (loss)	(113,102)	(148,986)
Total equity attributable to Masonite	656,238	646,884
Equity attributable to non-controlling interests	14,522	12,892
Total equity	670,760	659,776
Total liabilities and equity	$1,650,265	$1,475,861

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Net income (loss) attributable to Masonite	$29,478	$32,009	$79,927	$83,192

Add: Loss (gain) on disposal of subsidiaries	—	(5,144)	212	(6,575)
Tax impact of adjustments	—	737	—	737
Adjusted net income (loss) attributable to Masonite	$29,478	$27,602	$80,139	$77,354

Diluted earnings (loss) per common share attributable to Masonite ("EPS")	$1.00	$1.03	$2.65	$2.66
Diluted adjusted earnings (loss) per common share attributable to Masonite ("Adjusted EPS")	$1.00	$0.89	$2.66	$2.47

Shares used in computing diluted EPS	29,574,793	31,173,776	30,136,303	31,257,009

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and warrants and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method.

	Three Months Ended October 1, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$50,126	$8,219	$8,692	$2,669	$69,706
Less (plus):
Depreciation	7,871	2,008	2,081	2,214	14,174
Amortization	869	2,061	2,075	1,211	6,216
Share based compensation expense	—	—	—	2,740	2,740
Loss (gain) on disposal of property, plant and equipment	877	244	33	234	1,388
Restructuring costs	—	69	1,378	(54)	1,393
Loss (gain) on disposal of subsidiaries	—	—	—	—	—
Interest expense (income), net	—	—	—	7,213	7,213
Other expense (income), net	—	(23)	—	(163)	(186)
Income tax expense (benefit)	—	—	—	5,989	5,989
Loss (income) from discontinued operations, net of tax	—	—	—	139	139
Net income (loss) attributable to non-controlling interest	844	—	—	318	1,162
Net income (loss) attributable to Masonite	$39,665	$3,860	$3,125	$(17,172)	$29,478

	Three Months Ended October 2, 2016
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$55,648	$7,933	$7,229	$(5,703)	$65,107
Less (plus):
Depreciation	7,666	1,952	2,242	2,135	13,995
Amortization	1,130	2,283	2,015	789	6,217
Share based compensation expense	—	—	—	3,412	3,412
Loss (gain) on disposal of property, plant and equipment	552	142	4	—	698
Restructuring costs	—	—	—	215	215
Loss (gain) on disposal of subsidiaries	—	—	—	(5,144)	(5,144)
Interest expense (income), net	—	—	—	6,985	6,985
Other expense (income), net	—	53	—	(1,252)	(1,199)
Income tax expense (benefit)	—	—	—	6,526	6,526
Loss (income) from discontinued operations, net of tax	—	—	—	236	236
Net income (loss) attributable to non-controlling interest	926	—	—	231	1,157
Net income (loss) attributable to Masonite	$45,374	$3,503	$2,968	$(19,836)	$32,009

	Nine Months Ended October 1, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$149,669	$24,830	$21,401	$(4,798)	$191,102
Less (plus):
Depreciation	22,651	7,212	6,865	6,747	43,475
Amortization	2,504	5,756	6,391	3,131	17,782
Share based compensation expense	—	—	—	8,694	8,694
Loss (gain) on disposal of property, plant and equipment	674	513	(160)	502	1,529
Restructuring costs	—	(27)	2,152	(1,139)	986
Loss (gain) on disposal of subsidiaries	—	212	—	—	212
Interest expense (income), net	—	—	—	21,349	21,349
Other expense (income), net	—	(10)	—	(447)	(457)
Income tax expense (benefit)	—	—	—	13,242	13,242
Loss (income) from discontinued operations, net of tax	—	—	—	518	518
Net income (loss) attributable to non-controlling interest	2,686	—	—	1,159	3,845
Net income (loss) attributable to Masonite	$121,154	$11,174	$6,153	$(58,554)	$79,927

	Nine Months Ended October 2, 2016
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$162,689	$30,890	$19,332	$(21,047)	$191,864
Less (plus):
Depreciation	23,712	6,508	6,825	6,333	43,378
Amortization	3,513	7,072	6,226	2,388	19,199
Share based compensation expense	—	—	—	11,922	11,922
Loss (gain) on disposal of property, plant and equipment	842	173	106	(31)	1,090
Restructuring costs	—	21	—	110	131
Loss (gain) on disposal of subsidiaries	—	(1,431)	—	(5,144)	(6,575)
Interest expense (income), net	—	—	—	21,150	21,150
Other expense (income), net	—	146	—	(1,360)	(1,214)
Income tax expense (benefit)	—	—	—	15,591	15,591
Loss (income) from discontinued operations, net of tax	—	—	—	608	608
Net income (loss) attributable to non-controlling interest	2,622	—	—	770	3,392
Net income (loss) attributable to Masonite	$132,000	$18,401	$6,175	$(73,384)	$83,192